Exhibit 99.1
THE HOUSTON EXPLORATION COMPANY
News Release
Houston Exploration Announces Receipt of Requisite Consents
with Respect to Its Tender Offer and Consent Solicitation
for Its 7% Senior Subordinated Notes Due 2013
Houston, Texas – May 21, 2007 – The Houston Exploration Company (NYSE: THX) today announced that it had received, as of 5:00 p.m. Eastern time on May 21, 2007 (the “Consent Expiration”), tenders and consents from holders representing a majority of the aggregate principal amount of its outstanding 7% Senior Subordinated Notes due 2013 (the “Notes”) in connection with its previously announced cash tender offer and consent solicitation for the Notes (the “Offer”), which commenced on May 2, 2007.
Houston Exploration intends to execute a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants and to modify certain of the events of default and other provisions in the indenture. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the outstanding Notes have been accepted for purchase by Houston Exploration pursuant to the terms and conditions of Houston Exploration’s Offer to Purchase and Consent Solicitation Statement dated May 2, 2007 (the “Offer to Purchase”).
Houston Exploration’s obligation to accept for purchase, and to pay for, any Notes pursuant to the Offer is conditioned upon, among other things, the satisfaction or waiver of all conditions to completion of the previously announced merger of Houston Exploration with and into Forest Oil Corporation. The consideration to be paid by Houston Exploration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer is $1,010.00, plus accrued and unpaid interest up to, but not including, the date of payment for such Notes. In addition, a consent payment in the amount of $2.50 per $1,000 principal amount of Notes will be paid to those holders who consent to the proposed amendments prior to the Consent Expiration. Holders who consent to the proposed amendments will be required to tender their Notes. Holders who tender their Notes after the Consent Expiration but before the Expiration Time will not receive the consent payment. The Offer will expire at 5:00 p.m. Eastern time on June 5, 2007, unless extended (such date and time, as they may be extended, the “Expiration Time”) or terminated by Houston Exploration. Payments to holders will occur on the business date Houston Exploration selects after satisfaction or waiver of the

Exhibit 99.1
conditions to the Offer, which is expected to be June 6, 2007, assuming the Expiration Time is not extended at the company’s sole discretion.
Any Notes not tendered and purchased pursuant to the Offer will remain outstanding and the holders thereof will be subject to the terms of the Supplemental Indenture even though they did not consent to the amendments.
J.P. Morgan Securities Inc. is acting as the dealer manager and solicitation agent, and Georgeson Inc. is the information agent for the Offer. Questions regarding the Offer should be directed to J.P. Morgan Securities Inc. at (212) 270-3994 (collect), attention: Laura Yachimski. Requests for documentation should be directed to Georgeson Inc. at (866) 580-6748 (toll free). Banks and brokerage firms please call (212) 440-9800.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any Notes. The Offer is being made solely pursuant to the Offer to Purchase, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
About The Houston Exploration Company
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the company’s Web site at www.houstonexploration.com.
Additional Information and Where to Find It
Houston Exploration and Forest have filed a definitive joint proxy statement/prospectus dated May 1, 2007, and other materials relating to their pending merger with the SEC. The definitive joint proxy statement/prospectus was mailed to stockholders of record of Houston Exploration and Forest as of the close of business on April 30, 2007. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, before making any voting or investment decision with respect to the proposed transaction, because they contain important information about Houston Exploration, Forest and the proposed transaction.
Investors and security holders may obtain these documents free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Houston Exploration may be obtained

Exhibit 99.1
free of charge from the Houston Exploration Web site at www.houstonexploration.com. The documents filed with the SEC by Forest may be obtained free of charge from Forest’s Web site at www.forestoil.com. In addition, a free copy of the definitive joint proxy statement/prospectus may be obtained from Houston Exploration at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002, or from Georgeson Inc., the information agent, by calling (866) 783-6553.
Houston Exploration, Forest and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants and their direct and indirect interests in the solicitation is set forth in the joint proxy statement/prospectus.
Forward-looking Statements
This new release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this news release are forward-looking statements and reflect Houston Exploration’s current expectations and are based on current available information and numerous assumptions. Although Houston Exploration believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to vary materially from those targeted, expected or implied are more fully discussed in the company’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and in the joint proxy statement/prospectus dated May 1, 2007, with respect to its pending merger with Forest. Houston Exploration assumes no responsibility to update any of the information referenced in this news release.
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Contact:	The Houston Exploration Company
Melissa R. Aurelio
713-830-6887
maurelio@houstonexp.com